EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-194720 and

No. 333-74577 on Form S-8 of Bank of the Ozarks, Inc. of our report dated June 26, 2015 related to the statement of net assets available for benefits as of December 31, 2014 of Bank of the Ozarks, Inc. 401(k) Retirement Savings Plan appearing in this Annual Report on Form 11-K of Bank of the Ozarks, Inc. 401(k) Retirement Savings Plan for the year ended December 31, 2015.

/s/ Crowe Horwath LLP

Oak Brook, Illinois

June 27, 2016